As filed with the Securities and Exchange Commission on October 23, 2006
Registration No. 333-137383

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2481903
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1450 Broadway
New York, New York 10018
Telephone: (212) 730-0030
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Cole, Chief Executive Officer
Iconix Brand Group, Inc.
1450 Broadway
New York, New York 10018
Telephone: (212) 730-0030
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________

Copies to:
Robert J. Mittman, Esq. Ethan Seer, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Telephone: (212) 885-5555 Facsimile: (212) 885-5001
________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I. D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, please check the following box.    ☐

_______________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee)are as follows:

SEC registration fee	$6,111.03
Accounting fees and expenses	15,000.00
Legal fees and expenses	20,000.00
Miscellaneous expenses	3,888.97
Total	$45,000.00

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“GCL”) provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director’s liability with respect to any of the following: (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Article Ninth of the registrant’s Certificate of Incorporation and the registrant’s By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

Article Tenth of the registrant’s Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant's employment agreements with Mr. Neil Cole, the registrant’s Chief Executive Officer, Mr. Andrew Tarshis, the registrant’s Senior Vice President and General Counsel and Ms. Deborah Sorell Stehr, the registrant’s Senior Vice President-Business Affairs and Licensing provide that the registrant shall indemnify each of them for expenses incurred by them arising from actions, proceedings or claims against such persons while performing services for the registrant as an employee, officer or director. Mr. Cole’s employment agreement also provides for the registrant to use its best efforts to obtain directors’ and officers’ liability insurance for him and the employment agreements for Mr. Tarshis and Ms. Stehr provide that such persons will be added to the registrant’s directors' and officers' liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

5	Opinion of Blank Rome LLP*

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc. +

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of JBC Holdings, LLC+

23.3	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Mudd (USA) LLC+

23.4	Consents of Cohn Handler & Co (related to the financial information for Rampage)+

23.5	Consent of Blank Rome LLP (included in Exhibit 5 hereto)

24	Power of Attorney (included on the signature page of the Registration Statement filed with the SEC on September 15, 2006)
________
* Filed herewith

+ Previously filed

Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of October 2006.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Neil Cole
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil Cole Neil Cole	Chief Executive Officer, President and Director (Principal Executive Officer)	October 23, 2006
/s/ Warren Clamen Warren Clamen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2006
Barry Emanuel	Director	, 2006
Steven Mendelow	Director	, 2006
* Michael Groveman	Director	October 23 , 2006
* Drew Cohen	Director	October 23 , 2006

*By: /s/ Neil Cole
         Neil Cole, Attorney-in-fact